Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends Paid for the 23rd Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 27, 2021--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced an 8% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.308 per share of Class A Common Stock and $0.28 per share on Class B Common Stock will be payable April 16, 2021 to shareholders of record as of March 19, 2021. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 3.26% based upon the stock’s closing price on January 26, 2021.

“We are excited that our continued strong earnings and capital position provide us the ability to increase our quarterly cash dividends paid for the 23rd consecutive year. This past year has been a challenge to all of us in the financial industry, and we are proud to come through it with the confidence that we will continue to provide the solid dividend returns of a high-performing institution,” commented Steve Trager, Chairman and CEO for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager, 502-584-3600
Chairman and Chief Executive Officer